Exhibit 99.1

Investor Relations Contact: Stephen P. Golden Vice President, Investor Relations sgolden@ironmountain.com (617) 535-4766

FOR IMMEDIATE RELEASE

Iron Mountain Reports Fourth Quarter 2009 Financial Results

•                  Company delivers strong Adjusted OIBDA growth of 14% (12% on a constant currency basis); results supported by solid storage revenue internal growth and continued gross margin gains

•                  Fourth quarter Adjusted EPS increases 23% to $0.27 per diluted share compared to Q4/2008; reported earnings are $0.30 per diluted share

•                  Company announces share repurchase program and initiates quarterly dividend as FCF (defined below) reaches a record $336 million for 2009

•                  Company raises 2010 guidance to reflect solid performance and its acquisition of Mimosa Systems, Inc.

BOSTON — February 25, 2010 — Iron Mountain Incorporated (NYSE: IRM), an information management services company, today reported its financial results for the fourth quarter ended December 31, 2009. The Company announced reported operating income and adjusted operating income before depreciation and amortization (Adjusted OIBDA) growth of 16% and 14%, respectively, compared to the fourth quarter of 2008 (see Appendix B). These results were driven by sustainable operating improvements and supported by storage revenue internal growth of 5%, which more than offset forecasted weakness in service internal revenue growth. Backed by increased cash flows from operations and controlled capital expenditures, Iron Mountain generated a record $336 million of free cash flow before acquisitions and discretionary investments (FCF) (See Appendix B) in 2009.  The Company raised its 2010 full year outlook to reflect solid performance and its recent acquisition of Mimosa Systems, Inc.

Separately, the Company announced that its board of directors has authorized a $150 million share repurchase program and initiated its first ever quarterly dividend.  The new dividend has a $0.25 per share annual rate to be paid quarterly.  The first quarterly payment will be made on April 15, 2010 for shareholders of record on March 25, 2010.

“Iron Mountain is a resilient business with a strong foundation,” said Bob Brennan, president and CEO.  “We are delivering solid financial results in a challenging economy and we intend to build on this performance in 2010.  We are committed to advancing our strategic agenda for long-term growth, as evidenced by the continued expansion of our technology-based services with the acquisition of Mimosa.  Today’s announcement of a share repurchase program and new quarterly dividend is further evidence of our confidence in the Company’s long-term growth prospects and our commitment to delivering long-term shareholder value.”

Key Financial Highlights — Q4 2009

Iron Mountain reported total internal revenue growth of 3% in the fourth quarter.  Storage revenue internal growth moderated, as expected, to 5% for the quarter reflecting the impact of higher destruction rates in the physical businesses and longer sales cycles across segments. Core service revenue growth was impacted by lower activity levels, related to the handling and transportation of items in storage, and secure shredding.

—more—

As expected, complementary service revenues decreased year-over-year, due primarily to softness in the more discretionary revenues, such as project revenues and fulfillment services. These decreases were partially offset by gains in eDiscovery services and recycled paper revenues.

The year-over-year strengthening of major foreign currencies against the U.S. dollar increased the revenue growth rate by 1% compared to the fourth quarter of 2008.  As a result, Iron Mountain reported total consolidated revenues of $779 million for the quarter compared to $753 million for the prior year period.

The Company reported gross profits (excluding depreciation and amortization) of $459 million with its gross profit margin improving from 55.5% in the fourth quarter of 2008 to 58.9% in the fourth quarter of 2009.  Gross margins were supported by improved storage gross margin and productivity gains in North America, as continued progress on transportation and record center optimization initiatives drove higher service gross margins.  Gross margins also benefited from improved performance in the International Physical segment and from the recharacterization of certain vehicle leases.  These leases previously met the requirements to be considered operating leases.

Adjusted OIBDA for the quarter was $230 million, up 14% on a reported basis compared to the fourth quarter of 2008.  Excluding the impacts of the foreign currency exchange rate changes, fourth quarter Adjusted OIBDA grew 12%.  Approximately 2% of this growth is attributable to the recharacterization of certain vehicle leases from operating leases to capital leases. Selling, general and administrative costs in the fourth quarter were up 7% compared to the prior year period on a reported basis.  Excluding the impacts of the foreign currency exchange rate changes, these overhead costs increased 6%, as the Company continued to make investments in growth and productivity initiatives.  See the appendices at the end of this press release for Selected Financial Data, a discussion of non-GAAP measures and additional information regarding the Company’s results.

Operating income for the fourth quarter of 2009 was $147 million, up 16% on a reported basis compared to the same period in 2008 reflecting the flow through of Adjusted OIBDA gains.

Net income attributable to Iron Mountain Incorporated for the quarter was $61 million, or $0.30 per diluted share, compared to $1 million, or $0.01 per diluted share, for the fourth quarter of 2008.  The increased earnings were driven by higher operating income and a lower effective tax rate in the fourth quarter of 2009 compared to the same prior year period.  Net income for the fourth quarter of 2009 included $2 million of other income, net compared to $18 million of other expense, net included in net income for the fourth quarter of 2008.  The structural tax rate for the fourth quarter was 38%.  The effective tax rate of 29% included nine percentage points of net benefit from discrete tax items.  Adjusted EPS for the quarter was $0.27 per diluted share, an increase of 23% compared to the same prior year period.  (See Appendix B)

Capital spending incurred in 2009 totaled $285 million, or 9.4% of revenues, excluding $36 million for the purchase of real estate.  The Company’s capital efficiency continued to improve in part due to ongoing tight control over capital spending and in part due to moderating growth rates.

The Company’s FCF for the year ended December 31, 2009 was $336 million, an improvement of $154 million, or 85%, compared to 2008.  Higher cash flows from operating activities compared to the prior year and controlled capital expenditures drove this improvement.  As a result of the increase in FCF in the quarter, the Company further improved its liquidity position.  As of December 31, 2009, the Company had more than $1 billion of liquidity including cash of $447 million and availability under its revolving credit facility of $700 million.  The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.3 times at December 31, 2009, driven by strong operating cash flow performance and limited acquisition activity during the last two years.  This ratio is well below the covenant limitation of 5.5 times included in its senior credit facility.

Acquisitions

In February 2010, the Company acquired Mimosa for approximately $112 million in cash, subject to customary closing adjustments.  Mimosa is an industry leading provider of enterprise-class content archiving. The acquisition provides Iron Mountain with an all-in-one archive for enterprise e-mail, SharePoint data and files, and gives the Company an on-premise storage option to complement its existing cloud-based content archive offerings.  It also allows the Company a new vehicle for delivering its services for back-up, compliance and eDiscovery, bringing greater value to the data stored.   Iron Mountain’s acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company’s geographic footprint and service offerings while enhancing its existing operations.

Financial Performance Outlook

For 2010, the Company is targeting improved revenue growth and strong, sustainable underlying operating performance supported by continued progress in strengthening returns in the North American Physical business segment and improved profit trajectory in the International Physical segment.  The Company’s full year revenue guidance range is being increased to $3,185 million to $3,255 million, reflecting recent performance and the impact of the Mimosa acquisition. This outlook incorporates revised expectations for full year internal revenue growth of 4% to 6%. The Company is also raising its 2010 Adjusted OIBDA guidance range primarily to reflect continued strong performance and higher recycled paper prices. These gains will be partially offset by the dilutive impact of the Mimosa acquisition in part due to integration costs in 2010. The Company now expects Adjusted OIBDA in the range of $930 million to $975 million.  The year-over-year weakening of the U.S. dollar against the major currencies is expected to increase 2010 full year reported results by approximately 1%. The calculation of Adjusted EPS assumes a 40% structural tax rate and 205 million shares outstanding.  This guidance is based on current expectations and does not include the potential impact of any future acquisitions (dollars in millions):

	Quarter Ending March 31, 2010		Year Ending December 31, 2010		% Growth vs. 2009
	Low	High	Low	High	As Reported	FX Neutral
Revenues	$770	$790	$3,185	$3,255	6% - 8%	5% - 7%
Operating Income	126	136	591	636	8% - 16%	7% - 15%
Depreciation & Amortization	~84		~339
Adjusted OIBDA	210	220	930	975	7% - 12%	6% - 11%
Adjusted EPS			$1.07	$1.20	9% - 22%
Capital Expenditures			~320

Iron Mountain’s conference call to discuss its fourth quarter 2009 financial results and first quarter and full year 2010 outlook will be held today at 8:30 a.m. Eastern Time.  In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release.  A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing.  The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information management services. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 140,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company’s Web site at www.ironmountain.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act.  Forward-looking statements include our 2010 financial performance outlook, statements regarding the Company’s intent to repurchase shares and to pay dividends, the Company’s financial ability and sources to fund the repurchase program and dividend policy and the amounts of such repurchases and dividends and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the price, volume or timing of stock repurchases may be impacted by legal restrictions or limits under a Rule 10b5-1 trading plan; (ii) alternative, more attractive investments to dividends or stock repurchases that may become available; (iii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iv) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (v) changes in the price for the Company’s services relative to the cost of providing such services; (vi) changes in customer preferences and demand for the Company’s services; (vii) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (viii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (ix) the cost or potential liabilities associated with real estate necessary for the Company’s business; (x) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States;  (xi) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (xii) claims that the Company’s technology violates the intellectual property rights of a third party; (xiii) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xiv) other risks described more fully in the Company’s Current Report on Form 8-K under “Item 1A. Risk Factors” filed on May 8, 2009. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q4/2008	Q4/2009	Inc (Dec)	FY/2008	FY/2009	Inc (Dec)
Revenues	$753	$779	4%	$3,055	$3,014	(1)%

Gross Profit (excluding D&A)	$418	$459	10%	$1,673	$1,742	4%
Gross Margin %	55.5%	58.9%		54.8%	57.8%

Adjusted OIBDA	$202	$230	14%	$791	$868	10%
Adjusted OIBDA Margin %	26.9%	29.5%		25.9%	28.8%

Operating Income	$126	$147	16%	$493	$549	11%
Interest Expense, net	$57	$58	—%	$237	$228	(4)%

Provision for income taxes	$50	$27	(47)%	$143	$111	(23)%
Effective tax rate	98.3%	29.1%		63.6%	33.2%

Net Income Attributable to Iron Mountain	$1	$61	NM	$82	$221	169%
EPS — Diluted	$0.01	$0.30		$0.40	$1.08
Adjusted EPS — Diluted	$0.22	$0.27	23%	$0.80	$0.98	22%

Major Component of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)	$(16)	$2	$(29)	$12
Early Debt Extinguishment Charges	$—	$—	$—	$(3)

Components of Revenue Growth:

	Q4/2009	FY/2009

Storage internal growth rate	5%	6%
Core service internal growth rate	1%	4%
Core revenue internal growth rate	3%	5%
Complementary service internal growth rate	(1)%	(9)%
Total internal growth rate	3%	3%
Impact of acquisitions	—%	—%
Impact of foreign currency fluctuations	1%	(4)%
Total revenue growth	4%	(1)%

NOTE:  Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year growth rates of revenues excluding the effects of foreign currency rate fluctuations and acquisitions.

The Company’s core revenues are comprised of storage revenues plus core service revenues.  Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as eDiscovery services, special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

	Three Months Ended December 31, 2009		Year Ended December 31, 2009
Constant Currency Growth Rates	As Reported	Constant Currency	As Reported	Constant Currency
Revenues	4%	3%	(1)%	3%
Adjusted OIBDA	14%	12%	10%	14%
Depreciation and Amortization	13%	12%	10%	14%
Operating Income	16%	14%	11%	15%

Iron Mountain conducts business in 38 countries on five continents.  As such, a considerable amount of its revenues and expenses are denominated in foreign currencies.  In the second half of 2008, the U.S. dollar strengthened significantly against most major foreign currencies.  As such, the Company’s international results were reduced when translated into U.S. dollars throughout the first three quarters of 2009.  For the fourth quarter of 2009, the U.S. dollar had weakened against most major foreign currencies on a year-over-year basis resulting in the Company’s international results increasing when translated into U.S. dollars.  The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis.  The constant currency growth rates are calculated by translating the 2008 results at the 2009 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release.  A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure.  This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Iron Mountain’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments.  We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA

We use Adjusted OIBDA as an integral part of our planning and reporting systems, and to evaluate the operating performance of the consolidated business.  We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets.  We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs.  Our management uses this measure when evaluating the operating performance and profitability of our consolidated business.  FCF is a useful measure in determining our ability to generate excess cash flows for reinvestment in the business, for discretionary deployment in investments such as real estate or acquisition opportunities, the potential returning of capital to shareholders or the repayment of indebtedness.  As such, we believe this measure provides relevant and useful information to our current and potential investors.

Adjusted EPS

Adjusted EPS is defined as reported earnings per share excluding: (a) gains and losses on the disposal / writedown of property, plant and equipment, net; (b) other (income) expense, net; (c) tax impact of reconciling items and discrete tax items; and (d) net income (loss) attributable to noncontrolling interests.  We do not believe these excluded items to be indicative of our ongoing operating results and they are not considered when we are forecasting our future results.  We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and net income attributable to Iron Mountain (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
Adjusted OIBDA	$202	$230	$791	$868
Less: Loss on disposal/writedown of PP&E, net	3	—	7	—
Depreciation and Amortization	73	83	291	319
Operating Income	$126	$147	$493	$549
Less: Interest Expense, net	57	58	237	228
Other (Income) Expense, net	18	(2)	31	(12)
Provision for Income Taxes	50	27	143	111
Noncontrolling Interests	(1)	3	—	1
Net Income Attributable to Iron Mountain	$1	$61	$82	$221

NOTE:  Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities (in millions):

	Year Ended December 31,
	2008	2009
Free Cash Flows Before Acquisitions and Discretionary Investments	$182	$336
Add: Capital Expenditures (excluding real estate), net	341	271
Additions to Customer Acquisition Costs	14	11
Cash Flows From Operating Activities	$537	$617

NOTE:  Columns may not foot due to rounding.

Adjusted EPS — Fully Diluted reconciled to Reported EPS — Fully Diluted:

	Three Months Ended December 31,		Full Year Ended December 31,
	2008	2009	2008	2009
Adjusted EPS — FD	$0.22	$0.27	$0.80	$0.98
Less: (Gain) Loss on disposal/writedown of PP&E, net	0.01	0.00	0.04	0.00
Other (Income) Expense, net	0.09	(0.01)	0.15	(0.06)
Tax impact of reconciling items and discrete tax items	0.11	(0.04)	0.21	(0.05)
Noncontrolling Interests	(0.00)	0.02	(0.00)	0.01
Reported EPS — FD	$0.01	$0.30	$0.40	$1.08

Weighted average common shares outstanding — Diluted (000s)	203,186	204,680	203,290	204,271

IRON MOUNTAIN INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
REVENUES:
Storage	$415,724	$437,662	$1,657,909	$1,696,395
Service	336,831	341,674	1,397,225	1,317,200

Total Revenues	752,555	779,336	3,055,134	3,013,595

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	335,046	320,066	1,382,019	1,271,214
Selling, General and Administrative	215,246	229,479	882,364	874,359
Depreciation and Amortization	73,445	82,684	290,738	319,072
Loss on Disposal / Writedown of Property, Plant and Equipment, Net	2,849	463	7,483	406

Total Operating Expenses	626,586	632,692	2,562,604	2,465,051

OPERATING INCOME	125,969	146,644	492,530	548,544

INTEREST EXPENSE, NET	57,436	57,625	236,635	227,790
OTHER EXPENSE (INCOME), NET	17,871	(2,230)	31,028	(12,079)

Income Before Provision for Income Taxes	50,662	91,249	224,867	332,833

PROVISION FOR INCOME TAXES	49,783	26,576	142,924	110,527
NET INCOME	879	64,673	81,943	222,306

Less: Net (Loss) Income Attributable to the Noncontrolling Interests	(476)	3,419	(94)	1,429

Net Income Attributable to Iron Mountain Incorporated	$1,355	$61,254	$82,037	$220,877

EARNINGS PER SHARE — BASIC AND DILUTED:
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE — BASIC	$0.01	$0.30	$0.41	$1.09
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE — DILUTED	$0.01	$0.30	$0.40	$1.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — BASIC	201,817	203,464	201,279	202,812
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — DILUTED	203,186	204,680	203,290	204,271

Adjusted Operating Income before Depreciation and Amortization	$202,263	$229,791	$790,751	$868,022

IRON MOUNTAIN INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	December 31, 2008	December 31, 2009
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$278,370	$446,656
Accounts Receivable (less allowances of $19,562 and $25,529, respectively)	552,830	585,376
Other Current Assets	145,192	179,393
Total Current Assets	976,392	1,211,425

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	3,750,515	4,184,631
Less: Accumulated Depreciation	(1,363,761)	(1,616,431)
Property, Plant and Equipment, net	2,386,754	2,568,200

OTHER ASSETS:
Goodwill, net	2,452,304	2,534,713
Other Non-current Assets, net	541,404	532,496
Total Other Assets	2,993,708	3,067,209

Total Assets	$6,356,854	$6,846,834

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$35,751	$40,561
Other Current Liabilities	693,846	774,153
Total Current Liabilities	729,597	814,714

LONG-TERM DEBT, NET OF CURRENT PORTION	3,207,464	3,211,223
OTHER LONG-TERM LIABILITIES	613,465	675,651

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,802,780	2,141,142
NONCONTROLLING INTERESTS	3,548	4,104
TOTAL EQUITY	1,806,328	2,145,246

Total Liabilities and Equity	$6,356,854	$6,846,834

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